Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS 43% INCREASE IN FOURTH QUARTER 2011 EBITDA

Elkridge, MD. February 29, 2012. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services today reported financial results for the quarter and year ended December 31, 2011.

Overview of Fourth Quarter 2011 Results:

•                  Revenue of $93.9 million for fourth quarter of 2011, up $23.1 million or 33% compared to $70.8 million for fourth quarter of 2010

•                  Earnings of $0.31 per diluted share for fourth quarter of 2011 compared to $0.23 per diluted share for fourth quarter of 2010

•                  EBITDA of $10.3 million, or 11% of revenue, for fourth quarter of 2011, up 43% compared to $7.2 million, or 10% of revenue, for fourth quarter of 2010

The Company’s revenue increased 33% from $70.8 million for the fourth quarter of 2010 to $93.9 million for the fourth quarter of 2011. The RWD consulting business, which was acquired from RWD Technologies in April 2011, contributed $17.2 million of revenue and $1.9 million of gross profit during the fourth quarter of 2011. In addition, other recently completed acquisitions and organic growth contributed the remainder of the revenue increase of approximately $5.9 million during the fourth quarter of 2011.  Operating income increased 34% during the quarter from $6.2 million for the fourth quarter of 2010 to $8.2 million for the fourth quarter of 2011, as a result of the revenue increase.  Net income increased 39% to $5.9 million for the fourth quarter of 2011 compared to $4.3 million for the fourth quarter of 2010.  The Company earned $0.31 per diluted share for the quarter ended December 31, 2011 compared to $0.23 per diluted share for the fourth quarter of 2010. The fourth quarter 2011 results include a $0.9 million income tax benefit due to the reduction of a tax liability.

“I am extremely pleased to report another outstanding quarter. We achieved record revenue and earnings for the three months and fiscal year ended December 31, 2011,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “Our ability to provide an integrated offering to our clients as a result of using our acquisition strategy to build on our existing capabilities is being noticed by our competitors and customers alike. Our goal is to continue enhancing our platform of services, products and global delivery capabilities to firmly establish GP Strategies as a unique brand in the highly fragmented training industry.”

Balance Sheet and Cash Flow Highlights

As of December 31, 2011, the Company had cash and cash equivalents of $4.2 million compared to $28.9 million as of December 31, 2010. The Company used $35.6 million of cash to complete acquisitions during the year ended December 31, 2011. The Company had no short-term borrowings or long-term debt outstanding and $34.5 million of available borrowings under its revolving credit facility as of December 31, 2011. Cash provided by operating activities was $5.6 million for the quarter and $16.2 million for year ended December 31, 2011.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on February 29, 2012. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call will be 888-227-6492 or 303-223-2683 using conference ID number 21580547. A telephone replay of the call will also be available beginning at 12:00 p.m. on February 29th until 12:00 p.m. on March 14th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21580547.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, a NYSE-listed company (GPX), is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue	$93,892	$70,819	$333,167	$259,926
Cost of revenue	77,626	58,250	276,533	217,236
Gross profit	16,266	12,569	56,634	42,690
Selling, general and administrative expenses	8,037	6,251	30,249	23,466
Gain on reversal of deferred rent liability	—	—	1,041	—
Gain (loss) on change in fair value of contingent consideration, net	11	(165)	517	1,313
Operating income	8,240	6,153	27,943	20,537
Interest expense	60	89	209	236
Other income	159	114	657	551
Income before income tax expense	8,339	6,178	28,391	20,852
Income tax expense	2,399	1,903	10,531	8,120
Net income	$5,940	$4,275	$17,860	$12,732

Basic weighted average shares outstanding	18,778	18,662	18,766	18,621
Diluted weighted average shares outstanding	19,050	18,775	19,010	18,729

Per common share data:
Basic earnings per share	$0.32	$0.23	$0.95	$0.68
Diluted earnings per share	$0.31	$0.23	$0.94	$0.68

Other data:
EBITDA (1)	$10,257	$7,192	$34,787	$25,318

(1)         The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenue by segment:
Learning Solutions (2)	$35,729	$33,467	$130,392	$118,922
Professional & Technical Services (2)	23,755	18,392	85,285	70,893
Sandy Training & Marketing	15,303	12,566	54,604	47,153
RWD (3)	13,183	—	40,079	—
Energy Services	5,922	6,394	22,807	22,958
Total revenue	$93,892	$70,819	$333,167	$259,926

Gross profit by segment:
Learning Solutions (2)	$6,628	$6,031	$22,325	$20,200
Professional & Technical Services (2)	3,874	2,305	14,279	9,117
Sandy Training & Marketing	2,545	1,761	8,116	6,110
RWD (3)	1,198	—	4,662	—
Energy Services	2,021	2,472	7,252	7,263
Total gross profit	$16,266	$12,569	$56,634	$42,690

Operating income by segment:
Learning Solutions (2)	$3,530	$3,242	$10,249	$9,672
Professional & Technical Services (2)	2,184	880	8,067	3,824
Sandy Training & Marketing	1,316	622	3,410	1,890
RWD (3)	41	—	898	—
Energy Services	1,662	1,993	5,671	5,468
Corporate and other costs	(504)	(419)	(1,910)	(1,630)
Gain on reversal of deferred rent liability	—	—	1,041	—
Gain (loss) on change in fair value of contingent consideration, net	11	(165)	517	1,313
Total operating income	$8,240	$6,153	$27,943	$20,537

Supplemental Cash Flow Information:
Net cash provided by operating activities	$5,638	$3,105	$16,199	$26,190
Capital expenditures	(1,578)	(955)	(3,975)	(1,531)
Free cash flow	$4,060	$2,150	$12,224	$24,659

(2)         Effective October 1, 2011, we made two management reporting changes which resulted in a change to our reportable segments. Our Learning Solutions group and our Europe group which were both formerly part of the Manufacturing & BPO segment are aggregated into a separate segment named “Learning Solutions.” In addition, our Manufacturing group, which was also part of the Manufacturing & BPO segment, assumed management responsibility for the former Process & Government group and this newly combined group is a separate reportable segment named “Professional & Technical Services.” The segment financial information above has been reclassified for all prior periods to reflect this change and conform to the current quarter’s presentation.

(3)         In connection with the acquisition of the consulting business of RWD Technologies, LLC (RWD) on April 15, 2011, a portion of the acquired business constitutes a separate reportable segment named RWD, and certain other business units of RWD are included in the Professional & Technical Services and Sandy Training & Marketing segments.

Non-GAAP Reconciliation — EBITDA  (4)

(Dollars in thousands)

(Unaudited)

	Quarters ended December 31,		Years ended December 31,
	2011	2010	2011	2010
Net income (5)	$5,940	$4,275	$17,860	$12,732
Interest expense	60	89	209	236
Income tax expense	2,399	1,903	10,531	8,120
Depreciation and amortization	1,858	925	6,187	4,230
EBITDA	$10,257	$7,192	$34,787	$25,318

(4)         Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(5)         Net income includes the following non-recurring or acquisition-related amounts:

•                  A $891,000 income tax benefit on the reduction of an uncertain tax position liability during the fourth quarter of 2011.

•                  A $1,041,000 gain on reversal of a deferred rent liability during the second quarter of 2011, which results in $0.03 per share for the year ended December 31, 2011 after being tax effected.

•                  Net gains of $11,000 and $517,000 on the change in fair value of contingent consideration for the quarter and year ended December 31, 2011, respectively, compared to a net loss of $165,000 and a net gain of $1,313,000 for the quarter and year ended December 31, 2010, respectively.

•                  $31,000 and $1,457,000 of transaction expenses during the quarter and year ended December 31, 2011, respectively, related to the completion of acquisitions.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2011	2010

Current assets:
Cash and cash equivalents	$4,151	$28,902
Accounts and other receivables	67,134	47,874
Costs and estimated earnings in excess of billings on uncompleted contracts	15,576	12,929
Prepaid expenses and other current assets	8,863	6,118
Total current assets	95,724	95,823
Property, plant and equipment, net	5,562	2,965
Goodwill and other intangibles, net	108,460	82,791
Other assets	1,830	1,617
Total assets	$211,576	$183,196

Current liabilities:
Accounts payable and accrued expenses	$42,500	$32,694
Billings in excess of costs and estimated earnings on uncompleted contracts	17,266	15,807
Total current liabilities	59,766	48,501
Other non-current liabilities	8,416	9,908
Total liabilities	68,182	58,409
Total stockholders’ equity	143,394	124,787
Total liabilities and stockholders’ equity	$211,576	$183,196

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725